Exhibit 10.1

EXECUTION VERSION

PLEASE NOTE: CERTAIN INFORMATION INDICATED WITH [***] IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is made as of April 9, 2020 (the “Effective Date”), by and between PULMATRIX, INC., a Delaware corporation, having its principal place of business at 99 Hayden Avenue, Suite 390, Lexington, MA 02421 (“Pulmatrix”) and SENSORY CLOUD, INC., a Delaware corporation, having its principal place of business at 50 Milk Street, 16th Floor, Boston, MA 02109 (“Sensory Cloud”). Each of Pulmatrix and Sensory Cloud may be referred to herein as a “Party” or together as the “Parties.”

BACKGROUND

WHEREAS, Pulmatrix is a biotechnology company focused on the development and commercialization of innovative inhaled therapies to address pulmonary disease and possesses proprietary technology;

WHEREAS, Sensory Cloud is a company focused on the development and commercialization of novel aerosol delivery devices and compositions for use in consumer and healthcare products; and

WHEREAS, upon the terms and conditions set forth in this Agreement, the Parties wish to collaborate to formulate, manufacture and commercialize Licensed Products (as defined below), as further described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1    “AAA” has the meaning given in Section 11.3(b).

1.2    “Acquiree” has the meaning given in Section 3.6.

1.3    “Acquirer” has the meaning given in Section 3.6.

1.4    “Acquirer Products” has the meaning given in Section 3.6(b).

1.5    “Affiliate” means, with respect to a particular Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock or economic interest of such Person, or by contract, ownership of securities or otherwise.

1.6    “Agreement” has the meaning given in the preamble.

1.7    “Alliance Manager” has the meaning given in Section 2.1.

1.8    “Arising Know-How” means any Know-How conceived, discovered, generated or otherwise made solely by or on behalf of a Party or any of its Affiliates or jointly by or on behalf of Pulmatrix or any of its Affiliates or (sub)licensees or, on the one hand, and Sensory Cloud or any of its Affiliates or (sub)licensees, on the other hand, during the Term and in connection with the conduct of the Development activities under this Agreement.

1.9    “Bankruptcy Code” has the meaning given in Section 10.3.

1.10    “Business Day” means any day other than a Saturday, a Sunday or a bank or other public holiday in Boston, Massachusetts.

1.11    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs, and (b) the last Calendar Quarter of this Agreement shall commence at the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.

1.12    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.13    “Change of Control” has the meaning given in Section 3.6.

1.14    “Collaboration IP” means (a) any Arising Know-How that is not Sensory Cloud Improvement Know-How or Pulmatrix Improvement Know-How (“Collaboration Know-How”) and (b) any Patents having its earliest priority date on or after the Effective Date that Cover any Collaboration Know-How (“Collaboration Patents”).

1.15    “Combination Product” means any Licensed Product that is comprised of a Licensed Product and an Other Component; provided that for a Licensed Product that is an Emergency Product, a disposable Delivery Device sold with such Licensed Product as a single stock keeping unit shall be considered a part of such Licensed Product and not a Combination Product.

1.16    “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale, and selling the Licensed Products in the Territory. Commercialization shall include commercial activities conducted in preparation for the launch of Licensed Products, including pre-launch activities and all activities relating to pricing and reimbursement approvals, but excludes Development. “Commercialize” and “Commercializing” have correlative meanings.

1.17    “Commercialization Agreement” means an agreement entered into by Sensory Cloud with a Third Party (a “Commercialization Partner”) under which Sensory Cloud grants such Third Party rights to Manufacture for Commercialization or Commercialize Licensed Products. Commercialization Agreements include license agreements granting a sublicense of rights licensed by Pulmatrix to Sensory Cloud hereunder and distribution agreements for Licensed Products.

1.18    “Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by a Party with respect to an objective under this Agreement, the reasonable, diligent, good-faith efforts and the application and expenditure of such resources that a similarly situated company engaged in the Development, Manufacturing or Commercialization of OTC products would use to accomplish such objective, which efforts and resources shall be no less than those that are typically used by such Party, in each case, in relation to a product owned by such Party or such company, that has a market potential similar to the market potential of such Licensed Product and that is at a similar stage of its product life, and taking into account the establishment of the Licensed Product in the marketplace, the competitive position of the Licensed Product in the marketplace, the proprietary position of the Licensed Product, the regulatory status involved, the pricing and launching strategy, and the relative safety and efficacy of the Licensed Product.

1.19    “Confidential Information” has the meaning given in Section 7.1.

1.20    “Control” means, with respect to any Know-How, Patent, material or other tangible or intangible property, the right of a Party, directly or through an Affiliate, and whether by ownership or license (other than pursuant to this Agreement), to grant a license or sublicense or other right as provided for in this Agreement without violating the terms of any written agreement with any Third Party, but excluding any intellectual property right (including any Patent or Know-How) or other data, information or material that comes into the Control of a Party (or its successor) pursuant to a Change of Control.

1.21    “Covers” (including variations such as “Covered” and the like), means, with reference to a Licensed Product and a Patent, that the composition of matter or the manufacture, having manufactured, use, commercialization (including sale), importation or exportation of such Licensed Product, including the method of making or using such Licensed Product, is covered by a Valid Claim of such Patent in the territory where such activity is conducted.

1.22    “Delivery Device” means any device or system allowing delivery or administration of a Licensed Product to or through the nasal passages.

1.23    “Development” means all activities that relate to the formulation, characterization, optimization, construction, use and production of Licensed Products, any other non-clinical, pre-clinical or clinical research and development activities related to the testing and qualification of Licensed Products, as applicable, including toxicology studies, pharmacology studies, statistical analysis and report writing, pre-clinical testing, formulation development, chemistry, manufacturing and control activities, clinical trials, regulatory affairs and registration activities, and all other activities necessary to prepare and file Marketing Applications and to seek, obtain and maintain Regulatory Approvals, but excludes: (a) Commercialization; and (b) the Manufacturing of supplies of the Licensed Product intended solely for Commercialization. “Develop” and “Developing” have correlative meanings.

1.24    “Disclosing Party” has the meaning given in Section 7.1.

1.25    “Dollar,” “dollar” or “$” means the legal tender of the United States.

1.26    “Effective Date” has the meaning given in the preamble.

1.27    “Emergency Product” means a Licensed Product for the reduction of pathogenic risk and transmissibility of contagions, including with respect to COVID 19, sold together with a disposable Delivery Device, [***]. For clarity, an Emergency Product may not be an Rx product.

1.28    [***].

1.29    “Excluded Claim” has the meaning given in Section 11.3(e).

1.30    “Executive Officer” means with respect to a Party, the Chief Executive Officer or its designee.

1.31    “Existing Confidentiality Agreement” means the Non-Disclosure Agreement between Sensory Cloud and Pulmatrix dated March 13, 2020, as amended.

1.32    “Exploit” means to research, Develop, Manufacture, have Manufactured, Commercialize, have Commercialized, use, sell, offer for sale, import and export and store Licensed Products. “Exploitation” means the act of Exploiting a compound, product or process.

1.33    “FDA” means the United States Food and Drug Administration, or any successor agency or authority performing substantially the same function.

1.34    “FD&C Act” means the United States Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.35    “Field” means the formulation and Commercialization of Licensed Products for the Prophylaxis, prevention and treatment of upper and lower respiratory disease that are delivered or administered to or through the nasal passages. For clarity, the Field does not include the formulation and Commercialization of any Rx products.

1.36    “First Commercial Sale” means with respect to a Licensed Product in a country or jurisdiction in the Territory, the first bona fide commercial sale to a Third Party of such Licensed Product after receipt of all necessary Regulatory Approvals (including any necessary pricing or reimbursement approvals) for sale of such Licensed Product in such country or jurisdiction.

1.37    “Force Majeure” has the meaning given in Section 11.7.

1.38    “GAAP” means generally accepted accounting principles, consistently applied, in the jurisdiction applicable to the Person in question.

1.39    “GMP” means the applicable then-current Good Manufacturing Practice as set forth in: (a) FDA regulations in 21 C.F.R. Parts 210, 211, et., seq. 600 through 680 and the current good tissue practices set forth in 21 C.F.R. Part 1271, (b) in “The Rules Governing Medicinal Products in the European Union”, Volume IV and (c) the equivalent Laws in any relevant country or jurisdiction, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto, if applicable.

1.40    “Governmental Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency, board, committee or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.41    “Indemnify” has the meaning given in Section 9.1.

1.42    “Joint Steering Committee” or “JSC” has the meaning given in Section 2.3(a).

1.43    “JRA Exception” has the meaning given in Section 6.1(e)(ii).

1.44    “Know-How” means all commercial, technical, scientific and other know-how and information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, apparatuses, devices, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), and Materials, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but excluding all Patents

1.45    “Knowledge” means, with respect to a Party, the actual knowledge, without any duty to conduct any inquiry or investigation, with respect to such facts and information of any senior management-level employees of such Party who were directly involved in the negotiation of this Agreement with the other Party or any member of such Party’s senior management.

1.46    “Law” means any federal, state, local, foreign, multinational, or supranational law, statute, ordinance, code, rule, regulation, resolution, or order of any government authority in the Territory, or any similar provision having the force or effect of law.

1.47    “Licensed IP” means Pulmatrix Background IP and Licensed Pulmatrix Improvement IP.

1.48    “Licensed Product” means any aerosol salt solution formulated for administration to or through the nasal passages for use in the Field that is prepared with, compromised of, covered by or includes any Licensed IP. For clarity, Licensed Product includes any composition of such aerosol salt solution that incorporates one or more other active pharmaceutical ingredients or agents providing treatment, Prophylaxis or sensory experience.

1.49    “Licensed Pulmatrix Improvement IP” means Pulmatrix Improvement IP that is mutually selected by the Parties pursuant to Section 3.1(b) for inclusion in the Licensed IP.

1.50    “Losses” has the meaning given in Section 9.1.

1.51    “Manufacturing” or “Manufacture” means, as applicable to either Development or Commercialization activities, as the context requires, all activities associated with the production, manufacture (including GMP manufacture), process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing and storage of Licensed Products, including process development, process qualification and validation, stability testing, manufacturing scale-up, pre-clinical, GMP clinical and GMP commercial manufacture, as applicable, and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.52    “Marketing Application” means an OTC New Drug Application or Monograph that is filed with the FDA or a similar application for Regulatory Approval that is filed with the applicable Regulatory Authority(ies) in a particular country or jurisdiction.

1.53    “Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, biological, chemical, or physical materials, and other similar materials.

1.54    “NasoCalm” has the meaning given in Section 1.56.

1.55    “NasoCalm Data” means data regarding the safety and efficacy of NasoCalm that is Controlled by Pulmatrix as of the Effective Date or during the Term.

1.56    “NasoCalm IP” means all Patents and Know-How relating to the formulations designated by Pulmatrix as NasoCalm 003 and NasoCalm 006 (such formulations, “NasoCalm”) that are Controlled by Pulmatrix as of the Effective Date (“NasoCalm Patents” and “NasoCalm Know-How”, respectively).

1.57    “Net Sales” means the gross amounts invoiced and received by or on behalf of Sensory Cloud or any of its Affiliates or Commercialization Partners (each, a “Selling Party”) for any Licensed Product sold to Third Parties in bona fide, arms-length transactions, as determined in accordance with GAAP as consistently applied, less the following deductions, booked on an accrual basis to calculate the recorded net sales from gross sales:

(a)    trade, quantity and cash discounts, credits, or allowances actually given,

(b)    stocking, shelf-placement, end of gondola and comparable fees or other sales concessions charged by customers,

(c)    amounts repaid or credited by reasons of defects, rejections, recalls or returns,

(d)    rebates, chargebacks, hospital buying group/group purchasing organization administration fees, or managed care organization rebates actually given to customers and Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates),

(e)    distribution, warehousing, transportation, importation, shipping, insurance, and other handling expenses directly chargeable to sales of such Licensed Product,

(f)    the portion of any management or administrative fees paid during the relevant time period to government payor health care programs or pharmaceutical benefit managers for such government payor health care programs that relate specifically to sales of such Licensed Product,

(g)    amounts provided or credited to customers through coupons and other discount programs,

(h)    delayed ship order credits, discounts, or payments related to the impact of price increases between purchase and shipping dates,

(i)    fee for service payments to customers for any non-separable services,

(j)    retroactive price reductions or billing corrections,

(k)    amounts previously included in Net Sales of such Licensed Product that are adjusted or written-off as bad debt or otherwise uncollectible in accordance with GAAP for writing off uncollectible amounts consistently applied; provided, however, if any such written-off amounts are subsequently collected, then such collected amounts shall be included in Net Sales in the period in which they are subsequently collected,

(l)    any sales, excise, import, export or value added taxes, customs duties and other duties imposed on or charged to a Selling Party and any other equivalent governmental charges imposed upon the production, importation, use, delivery or sale of Licensed Product(s), including customs or excise duties, use, turnover or inventory taxes or VAT (but excluding taxes when assessed on income derived from sales);

(m)    other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with such GAAP.

In the case of any sale or other disposal of a Licensed Product between or among Selling Parties for resale, Net Sales shall be calculated only on the first arm’s-length sale thereafter to the first Third Party by a Selling Party. For the avoidance of doubt, the following shall not be included in Net Sales: (i) sales by a Third Party distributor who purchases Licensed Products for resale (but Net Sales shall include sales to such Third Party distributor by a Selling Party); (ii) samples of

Licensed Product used to promote additional Net Sales, in amounts consistent with normal business practices of Selling Parties; and (iii) disposal or use of Licensed Product in clinical studies or under compassionate use, patient assistance, named patient use, or other patient access programs, or test marketing programs or non-registrational studies or other similar programs or studies where the Licensed Product is supplied without full charge or at not more than the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up) plus ten percent (10%).

If a Licensed Product is sold by a Selling Party as a Combination Product in a country or jurisdiction, the Net Sales of such Licensed Product shall be calculated as follows:

[***]

1.58    “New OTC Product” has the meaning given in Section 3.5(a).

1.59    “Operational Plan” means the Operational Plan for conducting the Development and Commercialization of Licensed Products; an initial generalized summary version of which is attached hereto as Exhibit A, as may be amended from time-to-time by Sensory Cloud as provided herein.

1.60    “OTC” means “over-the-counter”, as such term is typically understood in the pharmaceutical industry with reference to a product for the treatment of, or use by, human beings which lawfully may be distributed to patients or consumers without a prescription. For clarity, if a Regulatory Authority requires clinical testing of a product for OTC use it remains an OTC product.

1.61    “Other Component” means any component of a Combination Product, other than the Licensed Product in its primary and secondary packaging, including a diagnostic, product, process, service, therapy or other item of value. For clarity, except as expressly provided herein, “Other Component” includes a Delivery Device. For further clarity, Other Component does not include any active pharmaceutical ingredient or other agent providing treatment, Prophylaxis or sensory experience that is formulated together with any aerosol salt prepared with, compromised of, covered by or includes any Licensed IP.

1.62    “Party” or “Parties” has the meaning given in the preamble to this Agreement.

1.63    “Patent” means (a) any patent application, including any provisional patent application; (b) any patent application claiming priority from such patent application or provisional application, including any divisional, continuation, continuation-in-part, converted provisional, and continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent, provided that a patent application shall no longer be considered a patent if the patent applied for does not issue within seven (7) years after the earliest priority date of such patent application.

1.64    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.65    “Program Data” means data regarding the characteristics, safety and efficacy of any Licensed Product that is Controlled by Sensory Cloud during the Term.

1.66    “Prophylaxis” means action taken to prevent disease and action taken to prevent the propagation of disease including through the dissemination of infective agents.

1.67    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent.

1.68    “Pulmatrix” has the meaning given in the preamble to this Agreement.

1.69    “Pulmatrix Background IP” means (a) any Know-How (including NasoCalm Know-How) that is necessary or useful for the Exploitation of Licensed Products and that is Controlled by Pulmatrix as of the Effective Date (“Pulmatrix Background Know-How”); and (b) the Patents (including NasoCalm Patents) that are identified on Schedule 1.69, which are Controlled by Pulmatrix (“Pulmatrix Background Patents”), in each case, existing on the Effective Date.

1.70    “Pulmatrix Improvement IP” means (a) any Arising Know-How that constitutes an improvement, modification, enhancement or adaptation solely to Pulmatrix Background IP (“Pulmatrix Improvement Know-How”) and (b) any Patent that Covers Pulmatrix Improvement Know-How (“Pulmatrix Improvement Patent”).

1.71    “Pulmatrix Indemnitees” has the meaning given in Section 9.2.

1.72    “Pulmatrix Materials” means all biological or chemical materials supplied by or on behalf of Pulmatrix or any of its Affiliates to Sensory Cloud or any of its Affiliates pursuant to this Agreement, as such supply may be approved by the JSC. Pulmatrix Materials includes all modifications, derivatives and progeny of the Pulmatrix Materials.

1.73    “Receiving Party” has the meaning given in Section 7.1.

1.74    “Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction that are necessary for the use, Development, Manufacture, or Commercialization, as applicable, of such Licensed Product, including any pricing and reimbursement approvals. Regulatory Approvals include [***] accelerated, conditional or temporary approvals.

1.75    “Regulatory Authority” means any applicable Governmental Authority involved in granting approvals for the marketing and sale of a Licensed Product or otherwise exercising authority with respect to the Development or Commercialization of a Licensed Product, including the FDA (for the United States).

1.76    “Regulatory Filing” means, with respect to any Licensed Product, any submission to a Regulatory Authority in connection with a Regulatory Approval for such Licensed Product, and includes any submission to a Regulatory Authority of a Marketing Application and any supplement or amendment thereto. “Regulatory Filing” includes any Marketing Application.

1.77    “Required Funding” means binding commitments from Third Parties, governmental grants or a combination thereof in the amount of [***], intended to fund the development and launch of the Emergency Product.

1.78    “Revenue Milestone Event” has the meaning given in Section 5.1.

1.79    “Revenue Milestone Payment” has the meaning given in Section 5.1.

1.80    “ROFR” has the meaning given in Section 3.5(b).

1.81    “ROFR Notice” has the meaning given in Section 3.5(b).

1.82    “ROFR Response” has the meaning given in Section 3.5(b).

1.83    “Royalties” has the meaning given in Section 5.2.

1.84    “Royalty Rates” has the meaning given in Section 5.2.

1.85    “Royalty Report” has the meaning given in Section 5.4.

1.86    “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing on the First Commercial Sale of such Licensed Product in such country until the expiration of the last Valid Claim of any Patent within the Licensed IP Covering such Licensed Product in such country.

1.87    “Royalty Territory” means, on a Licensed Product-by-Licensed Product basis, all countries in the Territory in which there is a Valid Claim of a Patent within the Licensed IP Covering a Licensed Product.

1.88    “Rx Product” means any drug product requiring a prescription.

1.89    “SDEA” has the meaning given in Section 4.3(d).

1.90    “Segregate” has the meaning given in Section 3.6(c).

1.91    “Senior Executives Discussions” has the meaning given in Section 11.3(a).

1.92    “Sensory Cloud” has the meaning given in the preamble to this Agreement.

1.93    “Sensory Cloud Background IP” means (a) any Know-How (including Sensory Cloud Platform Know-How) (i) Controlled by Sensory Cloud as of the Effective Date, or (ii) coming into the Control of Sensory Cloud during the Term other than pursuant to this Agreement (“Sensory Cloud Background Know-How”) and (b) any Patents (including Sensory Cloud Platform Patents) (i) Controlled by Sensory Cloud as of the Effective Date, or (ii) coming into the Control of Sensory Cloud during the Term other than pursuant to this Agreement, and (iii) the case of such Patents, Patents that claim or share priority with such Patents (“Sensory Cloud Background Patents”).

1.94    “Sensory Cloud Improvement IP” means (a) any Arising Know-How that constitutes an improvement, modification, enhancement or adaptation solely to Sensory Cloud Background Know-How (“Sensory Cloud Improvement Know-How”); and (b) any Patents that Cover Sensory Cloud Improvement Know-How (“Sensory Cloud Improvement Patents”).

1.95    “Sensory Cloud Indemnitees” has the meaning given in Section 9.1.

1.96    “Sensory Cloud Materials” means all biological or chemical materials supplied by or on behalf of Sensory Cloud or any of its Affiliates to Pulmatrix or any of its Affiliates pursuant to this Agreement, as such supply may be approved by the JSC. For clarity, Program Data are not Sensory Cloud Materials.

1.97    “Sensory Cloud Platform” means Sensory Cloud’s proprietary aerosol Delivery Devices, compositions and methods Controlled by Sensory Cloud as of the Effective Date or during the Term other than pursuant to this Agreement.

1.98    “Sensory Cloud Platform IP” means any Know-How or Patents that relate to the Sensory Cloud Platform and (a) that are Controlled by Sensory Cloud as of the Effective Date, or (b) come into the Control of Sensory Cloud during the Term other than pursuant to this Agreement (“Sensory Cloud Platform Know-How” and “Sensory Cloud Platform Patents”, respectively).

1.99    “Selling Party” has the meaning given in Section 1.57.

1.100    “Term” has the meaning given in Section 10.1.

1.101    “Territory” means worldwide.

1.102    “Third Party” means any Person other than the Parties and their respective Affiliates.

1.103    “Third Party Agreement” has the meaning given in Section 3.5(b).

1.104    “Third Party Claims” has the meaning given in Section 9.1.

1.105    “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.106    “U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.107    “Valid Claim” means a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.108     “Withholding Tax Action” has the meaning given in Section 5.7(d).

ARTICLE 2

GOVERNANCE

2.1    Alliance Manager. Each of Sensory Cloud and Pulmatrix shall appoint an appropriately qualified representative to serve as an alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its appointed Alliance Manager at any time, with or without cause, by providing written notice thereof to the other Party. Neither Alliance Manager may be a member of the JSC.

2.2    Responsibilities of the Alliance Managers. The Alliance Managers shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as the primary points of contact for any matters arising under this Agreement. The Alliance Managers shall strive to ensure each Party’s awareness of and compliance with the governance procedures and rules under this Agreement. The Alliance Managers may attend meetings of the JSC under this Agreement and may raise issues for the JSC discussion (provided such matters are within the jurisdiction of the JSC). The Alliance Managers shall not have any authority under this Agreement.

2.3    Joint Steering Committee.

(a)    Joint Steering Committee. Promptly after the Effective Date, the Parties shall form a steering committee consisting of an equal number of representatives from each Party, not to exceed two (2) representatives from each Party unless otherwise agreed by both Parties (the “Joint Steering Committee” or “JSC”). Either Party may change its JSC members upon written notice to the other Party. The JSC may meet in person or by teleconference or videoconference. Each Party shall designate one (1) of its JSC members as co-chair. The co-chairs shall circulate a written agenda in advance of each JSC meeting. The JSC shall meet from time to time within three (3) weeks after the date of a written request by a member thereof or either Party, but in no event less than once per Calendar Quarter. Each Party may invite one or more of its employees (including its Alliance Manager) or consultants as non-voting observers to attend JSC meetings and participate in discussions when appropriate; provided that any such non-employee observers (i) are subject to commercially reasonable confidentiality obligations with respect to Confidential Information disclosed or exchanged at the meeting and (ii) are subject to assignment obligations as necessary for such Party to effect the ownership of intellectual property as provided for in Section 6.1(c). The co-chairs shall be responsible to circulate, finalize and agree on minutes of each meeting within thirty (30) days after the meeting date, such minutes to be signed by the co-chairs of each Party.

(b)    Responsibilities. The principal purpose of the JSC shall be to provide a forum for open communication and coordination between the Parties regarding progress and results under the Operational Plan. The JSC shall provide advice, guidance, direction and other recommendations with respect to the Operational Plan. Subject to the express rights of the Parties as set forth in this Agreement, the role of the JSC is to:

(i)    coordinate activities under the Operational Plan and review and discuss the progress of such activities;

(ii)    review and discuss any amendment to the Operational Plan, and ensure the Operational Plan encompasses properly the activities required of both Parties:

(iii)    facilitate and streamline the exchange of Sensory Cloud Materials and Pulmatrix Materials required for the conduct of particular activities under the Operational Plan;

(iv)    facilitate and streamline Pulmatrix’s approval of sublicensees and subcontractors;

(v)    coordinate and review Commercialization activities;

(vi)    act as liaison between the Parties to ensure open and regular communication channels, and more particularly to ensure the Parties are informed of, and have a forum to discuss, the ongoing progress of the Operational Plan, and thereafter, the ongoing progress of Sensory Cloud’s activities to Develop, Manufacture, and Commercialize Licensed Products;

(vii)    perform such other activities as the Parties agree in writing shall be the responsibility of the JSC; and

(viii)    attempt to resolve any disputes on an informal basis.

(c)    Limitations on JSC Authority. The Parties hereby agree that the JSC shall serve only as an advisory body and shall not have any decision making authority with respect to any issue or dispute that may arise under this Agreement. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the JSC. The JSC shall not have the power to amend, modify or waive compliance with this Agreement or expand the scope of the JSC’s authority.

(d)    JSC Term. The JSC shall be disbanded and cease to exist upon the first to occur of: (i) the Parties mutually agree to disband the JSC and (ii) termination or expiration of this Agreement.

ARTICLE 3

LICENSES; EXCLUSIVITY

3.1    Licenses to Sensory Cloud.

(a)    Licensed IP. Subject to the terms and conditions of this Agreement, on a Licensed Product-by-Licensed Product basis, Pulmatrix, on behalf of itself and its Affiliates, hereby grants to Sensory Cloud and its Affiliates an exclusive (even as to Pulmatrix and its Affiliates), perpetual (unless terminated pursuant to Article 10), sublicensable (through multiple tiers and in accordance with Section 3.3) license under the Licensed IP to Exploit Licensed Products for all OTC uses in the Field in the Territory.

(b)    Licensed Pulmatrix Improvement IP. During the Term, Pulmatrix shall promptly notify Sensory Cloud of the conception, discovery, generation, or any making of any Pulmatrix Improvement IP that may be reasonably useful in the Exploitation of Licensed Products, including any application for and issuance of any Pulmatrix Improvement Patents. The Parties shall discuss the benefits of such Pulmatrix Improvement Patents in the Exploitation of Licensed Products as contemplated hereunder. If the Parties agree to include any Pulmatrix Improvement IP under this Agreement, then such Pulmatrix Improvement IP shall be deemed “Licensed Pulmatrix Improvement IP” and shall be automatically included in the Licensed IP. Pulmatrix shall not enforce any Pulmatrix Improvement IP that is not Licensed Pulmatrix Improvement IP against Sensory Cloud or its Affiliates, successors, permitted assigns, subcontractors or Commercialization Partners in a manner that impairs or impedes their exercise of the rights granted hereunder to Licensed IP.

(c)    NasoCalm Data; Pulmatrix Name and Trademarks. Subject to the terms and conditions of this Agreement (including Article 7), Pulmatrix on behalf of itself and its Affiliates, hereby grants to Sensory Cloud and its Affiliates a limited, non-exclusive, perpetual (unless terminated pursuant to Article 10) to use the NasoCalm Data (including by copying, creating derivative works of, displaying and otherwise internally using), Pulmatrix’s corporate name and any Trademarks Controlled by Pulmatrix solely (i) in connection with securing the Required Funding from Third Party investors or governmental agencies, (ii) in connection with any Regulatory Filings and (iii) if requested by Pulmatrix or with the consent of Pulmatrix, in the marketing, sale and other Commercialization (including use in promotional materials) of the Licensed Products in the Territory. Pulmatrix shall have the right to review and comment on any materials containing its corporate name or Trademarks prior to the first use thereof by Sensory Cloud.

3.2    Licenses to Pulmatrix.

(a)    Subject to the terms and conditions of this Agreement, Sensory Cloud, on behalf of itself and its Affiliates, hereby grants to Pulmatrix and its Affiliates, a royalty-free, non-exclusive, non-transferable (except as permitted under Section 11.5), non-sublicensable license under all Sensory Cloud Background IP and Collaboration IP to permit Pulmatrix, directly or with and through its Affiliates, to perform Pulmatrix’s activities under the Operational Plan in accordance with this Agreement.

(b)    Subject to the terms and conditions of this Agreement (including Article 7), Sensory Cloud on behalf of itself and its Affiliates, hereby grants to Pulmatrix and its Affiliates a non-exclusive, perpetual (unless terminated pursuant to Article 10) to use the Program Data (including by copying, creating derivative works of, displaying and otherwise using); provided that Pulmatrix’s right to use any Program Data regarding the Licensed Product in combination with one or more agents providing treatment or Prophylaxis shall be subject to the following restrictions: (i) in no event shall Pulmatrix disclose to any Third Party, without Sensory Cloud’s prior written consent (A) the identity of or data solely relating to such other agents providing treatment or Prophylaxis, (B) the identity of the Licensed Product incorporating such other agents providing treatment or Prophylaxis, or (C) the identity of any Third Party that Controls rights with respect to such other agents providing treatment or Prophylaxis and (ii) with respect to any use other than Pulmatrix’s internal use, Pulmatrix shall comply with any request by Sensory Cloud to delete or redact references in the Program Data that are not solely directed to the aerosol salt solution component of a Licensed Product. For clarity, the right granted to Pulmatrix to use

Program Data does not include a right to apply for Patents claiming Program Data other than Pulmatrix Improvement Patents. For further clarity, nothing in this Section 3.2(b) limits Sensory Cloud’s ownership of all right, title and interest in and to Sensory Cloud Improvement IP and Collaboration IP under Section 6.1(b)(ii).

3.3    Sublicensing. Sensory Cloud shall have the right to sublicense the rights granted under Section 3.1(a) to subcontractors and Commercialization Partners of its choosing that are reasonably acceptable to Pulmatrix (such acceptance not to be unreasonably conditioned, delayed or denied); provided that, in each case, (i) such sublicense shall be in writing and consistent with the terms and conditions of this Agreement, (ii) Sensory Cloud shall (A) require each of such sublicensees to comply with the applicable terms and conditions of this Agreement and (B) remain responsible and liable for all acts and omissions of any such sublicensee in connection with this Agreement, including any reporting and inspection obligations, and (C) Sensory Cloud shall provide a copy of any such executed sublicense agreement (which copy may be redacted to remove information that is not necessary to confirm compliance with the applicable terms and conditions of this Agreement) to Pulmatrix within ten (10) Business Days of any request therefor by Pulmatrix.

3.4    No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property rights or information Controlled by such Party.

3.5    Exclusivity.

(a)    Exclusivity Restrictions. Other than in connection with this Agreement, neither Party shall, alone or with, through or for the benefit of any Third Party (including in the case of Pulmatrix, by utilizing or granting rights to the Licensed IP), with respect to any Licensed Product in the Field in the Territory during the Term, pursue any research, development or commercialization activities specifically directed to development or commercialization of any Licensed Product. Notwithstanding the foregoing, Pulmatrix shall not be in breach of its obligations under this Section 3.5(a) if it alone or with or with, through or for the benefit of any Third Party, pursues any research, development or commercialization activities specifically directed to development or commercialization of (i) any Rx Product (using the NasoCalm IP or otherwise) or (ii) any products (including products for administration to or through the nasal passages) using the Licensed IP (other than NasoCalm IP), provided that Pulmatrix shall grant Sensory Cloud an exclusive right of first refusal in accordance with Section 3.5(b) with respect to any OTC product in the Field (including an Rx Product for which approval for sale as an OTC product is sought) (“New OTC Product”).

(b)    ROFR. During the Term, on a New OTC Product-by-New OTC Product basis, Sensory Cloud shall have a right of first refusal with respect to the research, development or commercialization of any New OTC Product (the “ROFR”). Accordingly, pursuant to such ROFR, prior to Pulmatrix either (i) becoming bound by or a party to any bona fide term sheet, letter of intent, or other document that has been negotiated in good faith by Pulmatrix with a Third Party pursuant to which Pulmatrix proposes to assign, license, or otherwise grant or transfer any rights to a Third Party to develop or commercialize any New OTC Product (a “Third Party

Agreement”) or (ii) making any filing in connection with a Marketing Application for any New OTC Product, Pulmatrix shall provide written notice to Sensory Cloud, including a description of the New OTC Product and, if applicable, detailed terms of the proposed Third Party Agreement (each, a “ROFR Notice”) to enable Sensory Cloud to fully exercise its rights under this Section 3.5. Upon receipt of a ROFR Notice, Sensory Cloud shall have [***] days to consider entering into a transaction with Pulmatrix (on substantially the same terms as the Third Party Agreement, if applicable), and within such [***] day-period, Sensory Cloud shall provide to Pulmatrix a written response (the “ROFR Response”) either electing to pursue such transaction or electing to not pursue such transaction. If Sensory Cloud elects to pursue such a transaction, then the Parties shall thereafter proceed to negotiate in good faith and finalize a definitive agreement with respect to such transaction, but in any event, within [***] days of delivery of Sensory Cloud’s ROFR Response. If Sensory Cloud does not deliver a ROFR Response indicating its desire to pursue such transaction within such [***]-day-period or, if applicable, the parties do not enter into a definitive agreement with respect to such transaction within such [***] day period, Pulmatrix shall be free for a period of [***] days thereafter to consummate the Third Party Agreement on substantially the same terms described in its ROFR Notice or proceed with the development or commercialization of such New OTC Product, as applicable. If Pulmatrix does not consummate such Third Party Agreement on such terms or does not proceed with the development or commercialization of a New OTC Product, as applicable, within such [***] day period, then Pulmatrix shall be required to comply with the procedures of the ROFR again if it desires to enter into any Third Party Agreement with a Third Party for the same New OTC Product or proceed with the development or commercialization of such New OTC Product.

3.6    Change of Control. Notwithstanding anything contained herein to the contrary, in the event that a Third Party or group of related Third Parties (collectively, an “Acquirer”) merges with or acquires either Party (the “Acquiree”), or substantially all of its business or assets, in a single transaction or series of related transactions, whether by merger or other business combination, acquisition of stock or assets, or otherwise (collectively, a “Change of Control”), and such Acquirer or its Affiliates are engaged, directly or indirectly, in the development, manufacturing or commercialization of any Licensed Product, then the following provisions shall apply:

(a)    Acquiree (or its successor) shall provide notice to the other Party of such Change of Control within ten (10) Business Days after the date upon which the Change of Control transaction closes or otherwise becomes effective.

(b)    It shall not be a breach of this Agreement to consummate such Change of Control, and the exclusivity obligations hereunder (including under Section 3.5) shall not apply (i) to the Acquirer or any of its Affiliates by virtue of being an Affiliate of Acquiree or its successor, or (ii) in the event Acquiree is merged or consolidated with or into the Acquirer or any of its Affiliates, with respect to any Licensed Product for use within the Field, which Licensed Product was first developed (in whole or in part) or commercialized prior to the consummation of such Change of Control (each, an “Acquirer Products”); provided that the Acquirer and its Affiliates Segregate such Acquirer Products during the period when the exclusivity obligations under Section 3.5 (A) apply to Acquiree with respect to such Licensed Product or (B) would have applied to Acquiree with respect to such Licensed Product, had Acquiree not been merged or consolidated with or into the Acquirer or any of its Affiliates.

(c)     For purposes of this Section 3.6, “Segregate” means, with respect to an Acquirer Product following a Change of Control, to adopt reasonable procedures to prevent the use of the other Party’s Materials or Confidential Information for the development, manufacturing or commercialization of such Acquirer Product.

3.7    Use of Pulmatrix Materials. Except as otherwise agreed to by the Parties in writing, Sensory Cloud shall not: (a) use Pulmatrix Materials or (b) transfer the Pulmatrix Materials to any Third Party, in each case ((a) and (b)) other than to perform its obligations under, or exercise its rights under the licenses granted in, this Agreement. Except as otherwise agreed by the Parties in writing, Pulmatrix retains title to the Pulmatrix Materials.

3.8    Use of Sensory Cloud Materials. Except as otherwise agreed by the Parties in writing, Pulmatrix shall not (a) use Sensory Cloud Materials other than to perform Pulmatrix’s obligations under this Agreement, or (b) transfer the Sensory Cloud Materials to any Third Party without Sensory Cloud’s prior written consent, and in the case of such transfer, on such terms and conditions as may be mutually agreed between the Parties. Except as otherwise agreed by the Parties in writing, Sensory Cloud retains title to the Sensory Cloud Materials.

ARTICLE 4

REGULATORY ACTIVITIES; MANUFACTURING; COMMERCIALIZATION

4.1    Development. Sensory Cloud shall have authority and control over any and all Development of the Licensed Products pursuant to the Operational Plan. The execution of the Operational Plan shall be at Sensory Cloud’s sole cost and expense.

4.2    Technical Assistance. Pulmatrix shall reasonably cooperate with Sensory Cloud to provide technical assistance and to transfer to Sensory Cloud tangible embodiments of Licensed IP reasonably requested by Sensory Cloud to facilitate the Development, Manufacture and regulatory efforts related to the Licensed Products under this Agreement on a schedule or schedules to be mutually agreed by the Parties and, in each case, subject to the Parties mutually agreeing on the scope of any such activities.

4.3    Regulatory Activities.

(a)    General. Sensory Cloud shall have authority and control over any and all regulatory activities for all Licensed Products that are Developed or Commercialized under this Agreement, including the preparation, submission and maintenance of all Marketing Applications and all Regulatory Filings, and all communications with Regulatory Authorities with respect to such Marketing Applications and Regulatory Filings, and any Regulatory Approvals, for all Licensed Products in the Field in the Territory under this Agreement, at its sole cost and expense.

(b)    Cooperation; Right of Review and Comment. Pulmatrix shall provide reasonable assistance and cooperation to Sensory Cloud in connection with the preparation of Marketing Applications and Regulatory Filings and meetings with Regulatory Authorities for all

Licensed Products that are Developed or Commercialized under this Agreement, as reasonably requested by Sensory Cloud. Sensory Cloud shall furnish Pulmatrix, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed Marketing Applications and Regulatory Filings in sufficient time prior to filing such Marketing Application or Regulatory Filing or, if not practicable or permitted, provide Sensory Cloud with a copy thereof Sensory Cloud shall consider in good faith any timely comments from Pulmatrix. Pulmatrix shall not communicate formally or informally with any Regulatory Authority with respect to Licensed Products, unless so required to comply with applicable Law, in which case Pulmatrix shall promptly notify Sensory Cloud of such requirement under applicable Law and, to the extent practicable and permitted under applicable Law, shall submit any proposed communication to Sensory Cloud for prior approval or, if not practicable or permitted, shall provide Sensory Cloud with a copy or summary thereof as soon as reasonably practicable thereafter.

(c)    Ownership of Regulatory Approvals. Sensory Cloud or its designee(s) shall own all Marketing Applications, Regulatory Filings and Regulatory Approvals made or obtained under this Agreement for all Licensed Products in the Field in the Territory.

(d)    Safety Data Exchange. Each Party and its Affiliates shall provide the other Party or its designated Affiliate(s) with all information reasonably necessary or desirable for such Party or such Affiliate(s) to comply with its pharmacovigilance responsibilities in all countries in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 CFR Sections 312.98 or 314.80 or to foreign Regulatory Authorities under corresponding applicable Law outside the United States) from pre-clinical, clinical laboratory, animal toxicology, pharmacology, and clinical studies, and from commercial experiences, in each case in the form reasonably requested by such Party or such Affiliate(s). Pulmatrix shall provide such information regarding Licensed Products incorporating NasoCalm and Sensory Cloud shall provide such information regarding Licensed Products incorporating NasoCalm. Subject to the terms of this Agreement, but in any event within ninety (90) days after the Effective Date, the Parties (under the guidance of their respective pharmacovigilance departments) shall negotiate and enter into a reasonable and customary safety data exchange agreement (the “SDEA”). Among other things, the SDEA shall provide the right for each Party to cross-reference all relevant safety data of the other Party.

4.4    Product Withdrawal and Recalls. Any decision to initiate a recall or withdrawal of a Licensed Product shall be made by Sensory Cloud or its applicable Affiliate or Commercialization Partner. In the event of any such recall or withdrawal, Sensory Cloud shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable Law, with assistance from Pulmatrix and its Affiliates as reasonably requested by Sensory Cloud. As between Pulmatrix and Sensory Cloud, the costs of any such recall or withdrawal shall be borne solely by Sensory Cloud, except where the recall is requested by Pulmatrix or mandated by Regulatory Authorities solely due to NasoCalm, in which case Pulmatrix shall bear such costs of any such recall or withdrawal. Notwithstanding the foregoing, to the extent there is any conflict between this Section 4.4 and the SDEA entered into by the Parties regarding the Licensed Products, such SDEA shall control regarding the conduct and costs of any recalls or withdrawals of a Licensed Product.

4.5    Manufacturing and Commercialization.

(a)    Manufacturing. Sensory Cloud shall control and be solely responsible for the Manufacturing of all Licensed Products under this Agreement, including all amounts required for Development and Commercialization, in the Field in the Territory.

(b)    Commercialization. Sensory Cloud shall have sole authority and control over the Commercialization of all Licensed Products, under this Agreement in the Field in the Territory, at its sole cost and expense. If Pulmatrix receives an order or request for ordering a Licensed Product in the Field in the Territory, it shall refer such orders and requests to Sensory Cloud.

4.6    Diligence. Sensory Cloud (itself or through its Affiliates or sublicensees) shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Licensed Product in the Territory.

4.7    Trademarks. Sensory Cloud shall have sole responsibility, at its own expense, for all matters relating to the use of, and shall own, all Trademarks used in the sale of Licensed Products in the Field in the Territory, including the selection, filing, prosecution, maintenance, defense and enforcement thereof. Throughout the Term, Pulmatrix shall not adopt or use, register or attempt to register in the Territory any trademark, trade name, domain name, or similar commercial symbol that includes, or is confusingly similar to, Sensory Cloud’s trademarks used in connection with Licensed Products.

4.8    Subcontracting. Sensory Cloud may subcontract with any permitted sublicensee (in accordance with Section 3.3) to perform any or all of its obligations with respect to Exploitation of any Licensed Product hereunder (including by appointing one (1) or more distributors).

4.9    Reporting. Within thirty (30) days following a written request from Pulmatrix at a frequency of no more than twice each Calendar Year, Sensory Cloud shall furnish to Pulmatrix a written report, describing in reasonable detail, Sensory Cloud’s activities to Develop, Manufacture, and Commercialize Licensed Products. Without limiting the foregoing, Sensory Cloud shall afford Pulmatrix a reasonable opportunity to discuss such reports and such activities, and shall provide Pulmatrix with such additional information regarding such activities as Pulmatrix may reasonably request.

ARTICLE 5

FINANCIAL TERMS

5.1    Revenue Milestone Payment. In partial consideration of the licenses, rights and privileges granted by Pulmatrix and its Affiliates to Sensory Cloud and its Affiliates hereunder and subject to the terms and conditions of this Agreement, Sensory Cloud shall pay Pulmatrix a non-refundable and non-creditable one-time milestone payment in the amount of One Million Dollars ($1,000,000) (“Revenue Milestone Payment”) following the achievement of aggregate Net Sales of all Licensed Products in the Territory in excess of Twenty Million Dollars ($20,000,000) in the trailing four (4) Calendar Quarters (“Revenue Milestone Event”). Sensory Cloud shall deliver written notice to Pulmatrix of the achievement of the Revenue Milestone Event within sixty (60) days after the end of the Calendar Quarter in which the Revenue Milestone Event is achieved. Pulmatrix shall submit an invoice to Sensory Cloud for the Revenue Milestone Payment. Sensory Cloud shall pay the Revenue Milestone Payment to Pulmatrix within thirty (30) days after receipt of such invoice.

5.2    Royalties. On an Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term for a Licensed Product, Sensory Cloud shall make royalty payments to Pulmatrix based on aggregate Net Sales received from the sale of Licensed Products in each country in the Royalty Territory in a given Calendar Year, at the royalty rates (“Royalty Rates”) set forth below (the “Royalties”).

Table 5.2 – Royalty Rates by Calendar Year

Calendar Year	Royalty Rate
2020	7%
2021	14%
2022 and each Calendar Year (or portion thereof) through the end of the Royalty Term	17%

5.3    Only One Royalty. Only one royalty shall be due with respect to the sale of the same unit of Licensed Product. Only one royalty shall be due hereunder on the sale of a Licensed Product even if the manufacture, use, sale, offer for sale, importation or exportation of such Licensed Product infringes more than one Valid Claim of Patent(s) within the Licensed IP.

5.4    Royalty Report; Payment. Within ninety (90) days following the end of each Calendar Quarter during the Royalty Term beginning with the first complete Calendar Quarter during the Royalty Term, Sensory Cloud shall furnish to Pulmatrix a written report, showing in reasonable detail the calculation of Net Sales and the Royalties due (“Royalty Report”) in such Calendar Quarter (or, for the first report, until the end of the first complete Calendar Quarter during the Royalty Term). The Royalties due with respect to a Calendar Quarter covered by a Royalty Report shall be due and payable on the date such Royalty Report is due.

5.5    Record Keeping; Audits. Sensory Cloud shall, and shall ensure that its Affiliates and Commercialization Partners, keep and maintain complete and accurate records of Net Sales of Licensed Products and Royalties calculations in sufficient detail to allow Pulmatrix to confirm the accuracy of Royalties paid hereunder for a period of three (3) years from the end of the Calendar Quarter or other period covered by such payment. Pulmatrix shall have the right during such three (3) year period to appoint an independent auditor of national standing that is reasonably acceptable to Sensory Cloud to audit the records of Sensory Cloud for the purpose of verifying the accuracy of Royalty Reports. Such audit right shall not be exercised Pulmatrix more than once in a twelve (12) month period. Sensory Cloud shall make its records available for audit by such independent auditor during regular business hours at such place or places where such records are customarily kept, upon sixty (60) days’ prior written notice from Pulmatrix. All records made available for audit by Sensory Cloud shall be the Confidential Information of Sensory Cloud. The results of each audit, if any, shall be binding on both Parties absent manifest error or fraud. Sensory Cloud shall pay any underpayment of Royalties identified by the auditor following an audit under this Section 5.5 within thirty (30) Business Days after receipt of an invoice from Pulmatrix for such underpaid amount. If an overpayment has been made, then Sensory Cloud shall have the right to deduct such amount from the Royalties due in the next Calendar Quarter or if no further payment is due, then Pulmatrix shall re-pay such overpayment within thirty (30) Business Days of receipt of invoice from Sensory Cloud. Cost. The cost of the conduct of the audit shall be borne by Pulmatrix provided, however¸ that if the audit determines that Sensory Cloud has underpaid Pulmatrix for the audited period by an amount equal to five percent (5%) or more of the amount due, then responsibility for the cost of such audit shall shift to Sensory Cloud and Sensory Cloud shall be solely responsible for the cost of the audit.

5.6    Payment Method and Exchange Rate. Sensory Cloud shall pay all amounts due hereunder in Dollars, in each case, by wire transfer of immediately available funds to the bank account(s) Pulmatrix designates in writing from time to time. In the case of calculating any amounts hereunder designated in a foreign currency, Sensory Cloud shall convert such foreign currency into Dollars in a manner consistent with Sensory Cloud’s normal practices used to prepare its audited financial reports; provided, however, that such practices use a widely accepted source of published exchange rates.

5.7    Taxes.

(a)    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)    Tax Cooperation. The Parties agree to cooperate with one another in relation to tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Without limiting the generality of the foregoing, a Party receiving payment shall provide the paying Party any tax forms and other information that may be reasonably necessary in order for the paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Party receiving payment shall provide any such tax forms to the paying Party at least thirty (30) days prior to the due date for any payment for which the Party receiving payment desires that the paying Party apply a reduced withholding rate. Each Party shall provide the other with reasonable cooperation to enable the recovery, as permitted by applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c)    Payment of Tax. To the extent a Party is required by applicable Law to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

(d)    Treatment of Certain Withholding Tax. If a Party is required to deduct and withhold taxes on any payment to the other Party and such withholding obligation arises as a result of any action by the paying Party that has the effect of modifying the tax treatment of the Parties

(including any assignment or sublicense, or any failure on the part of the paying Party to comply with applicable Law or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by the paying Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred; provided, however, that no such increase shall apply to the extent such increase would have resulted (i) from a change in applicable Law increasing the applicable withholding tax rate, which change occurs after the Effective Date or (ii) in circumstances where actions or inactions of the Party receiving such payment or any of its Affiliates cause a change in the applicable withholding tax rate, for example, the failure of the Party receiving such payment to timely provide to the paying Party the appropriate treaty forms and the certificate of residence necessary for the paying Party to withhold at a more favorable rate.

5.8    Late Payments. Any undisputed payment under this Agreement that is not paid on its due date shall to the extent permitted by applicable Law, be subject to interest at an annual percentage rate of five percent (5%) or the maximum rate permitted by applicable Law, calculated on a three hundred and sixty (360) day basis, whichever is lower.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1    Ownership of Intellectual Property.

(a)    Ownership of Background IP. Subject to the licenses granted herein and the other terms and conditions of this Agreement, as between the Parties, (i) Pulmatrix shall own all right, title and interest in and to the Pulmatrix Background IP and (ii) Sensory Cloud shall own all right, title and interest in and to the Sensory Cloud Background IP.

(b)    Arising IP.

(i)    Subject to the licenses granted herein and the other terms and conditions of this Agreement, Pulmatrix shall own all right, title and interest in and to Pulmatrix Improvement IP.

(ii)    Subject to the licenses granted herein and the other terms and conditions of this Agreement, Sensory Cloud shall own all right, title and interest in and to Sensory Cloud Improvement IP and Collaboration IP.

(c)    Assignment. Each Party shall, and does hereby, assign and shall cause its Affiliates and any Persons conducting activities under this Agreement on behalf of such Party or its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Pulmatrix Improvement IP, Sensory Cloud Improvement IP and Collaboration IP as is necessary to fully effect ownership of Pulmatrix Improvement IP, Sensory Cloud Improvement IP and Collaboration IP, as applicable, as provided in Section 6.1(b). Each Party shall execute and deliver to the other Party a deed(s) of such assignment, in a mutually agreeable form and shall take whatever ministerial actions reasonably necessary (including, if necessary, the appointment of such other Party as its attorney in fact solely to make such assignment) to effect such assignment.

(d)    Disclosure of Arising IP. Pulmatrix shall promptly disclose to Sensory Cloud in writing any Sensory Cloud Improvement IP and Collaboration IP, the conception, discovery, generation or other making of which occurs during the Term. Sensory Cloud shall promptly disclose to Pulmatrix in writing any Pulmatrix Improvement IP, the conception, discovery, generation or other making of which occurs during the Term.

(e)    Inventorship.

(i)    Determinations of Inventorship. Inventorship for inventions and discoveries (including Know-How) first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent Laws for determining inventorship.

(ii)    JRA Exception. Notwithstanding anything to the contrary in this Article 6, neither Party shall have the right to make an election under 35 U.S.C. §102(c) (the “JRA Exception”) when exercising its rights under this Article 6 without the prior written consent of the other Party in its sole discretion. In the event that a Party intends to invoke the JRA Exception, once agreed to by the other Party if required by the preceding sentence, it shall notify the other Party and, the Parties shall cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

6.2    Patent Prosecution and Maintenance.

(a)    By Pulmatrix. Pulmatrix shall have the sole right to control the Prosecution and Maintenance of the Pulmatrix Background Patents and Pulmatrix Improvement Patents, in any jurisdiction in the Territory, at its sole cost and expense and using counsel of its choice.

(b)    By Sensory Cloud. Sensory Cloud shall have the sole right to control the Prosecution and Maintenance of the Sensory Cloud Background Patents, Sensory Cloud Improvement Patents and Collaboration Patents, in any jurisdiction in the Territory, at its sole cost and expense and using counsel of its choice.

(c)    Step-In Right. If Pulmatrix elects not to Prosecute and Maintain or not to continue to Prosecute and Maintain a given Patent within the Licensed IP (such patent, a “Declined Patent”) in the Territory pursuant to Sections 6.2(b), then Pulmatrix shall give Sensory Cloud written notice thereof within a reasonable period (but not less than ninety (90) days) prior to allowing such Declined Patent to lapse or become abandoned or unenforceable. Sensory Cloud shall have the right, but not the obligation to assume responsibility or designate such responsibility to a Third Party for continuing the Prosecution and Maintenance of such Declined Patent in such country, at Sensory Cloud’s sole expense, through patent counsel or agents of Sensory Cloud’s choice. If Sensory Cloud elects to Prosecute and Maintain such Patent, it shall notify Pulmatrix. Reasonably promptly after receipt of such notice, Pulmatrix shall transfer responsibility for the Prosecution and Maintenance of the applicable Declined Patent to Sensory Cloud and Pulmatrix shall take all actions and execute all documents reasonably necessary for Sensory Cloud to assume such Prosecution and Maintenance, at no cost to Sensory Cloud. As of the date of Pulmatrix’s notice to Sensory Cloud in accordance with this Section 6.2(c), the term “Licensed IP” shall automatically exclude such Declined Patent.

(d)    Cooperation. Each Party agrees to reasonably cooperate in any Prosecution and Maintenance activities of the other Party.

6.3    Enforcement and Defense of Collaboration IP.

(a)    By Pulmatrix. Pulmatrix shall have the sole right to control (including, as applicable, to initiate, maintain, control and settle legal actions with respect thereto) (i) the enforcement of the Pulmatrix Background IP and Pulmatrix Improvement IP against any Third Party infringer or misappropriator and (ii) the defense of any Pulmatrix Background Patent or Pulmatrix Improvement Patent, in each case ((i) and (ii)), at its sole cost and expense and using counsel of its choice.

(b)    By Sensory Cloud. Sensory Cloud shall have the sole right to control (including, as applicable, to initiate, maintain, control and settle legal actions with respect thereto) (i) the enforcement of the Sensory Cloud Background IP, Sensory Cloud Improvement IP and Collaboration IP against any Third Party infringer or misappropriator and (i) the defense of any Sensory Cloud Background Patent, Sensory Cloud Improvement Patent or Collaboration Patent, in each case ((i) and (ii)), at its sole cost and expense and using counsel of its choice.

(c)    Cooperation. The non-controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, at the controlling Party’s sole cost and expense, (i) providing access to relevant documents and other evidence, (ii) using reasonable efforts to make its and its Affiliates and licensees and sublicensees and all of their respective employees, subcontractors, consultants, and agents available during reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (iii) if reasonably necessary, by being joined as a party, subject for this clause (iii) to the controlling Party agreeing to pay those Patent costs incurred by such non-controlling Party in connection with such joinder. The Party controlling any such action shall keep the other Party reasonably updated with respect to any such action, including providing copies of all materials documents received or filed in connection with any such action.

(d)    Settlements. The Party enforcing or defending any Patent pursuant to this Section 6.3(d) shall have the right to settle any claim with respect to such enforcement or defense; provided, however, that neither Party shall have the right to settle any such claim in a manner that has a material adverse effect on the rights or interests of the other Party or its Affiliates, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party or its Affiliates, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)    Recoveries. Any recovery resulting from the enforcement or defense of any Patent pursuant to this Section 6.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses). Any remainder after such reimbursement shall be retained by the Party enforcing or defending such Patent; provided that if Sensory Cloud is the party enforcing such Patent any recoveries shall be deemed Net Sales received directly from the sale of Licensed Products by Sensory Cloud to a Third Party and shall be included in the calculation of Royalties to Pulmatrix under Article 5.

ARTICLE 7

CONFIDENTIALITY; PUBLICITY.

7.1    General. Subject to this Section 7.1, any and all information that is disclosed or made available by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether in oral, written, graphic, electronic, or any other form, shall be the “Confidential Information” of the Disclosing Party. All Confidential Information disclosed or made available by or on behalf of either Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to the Existing Confidentiality Agreement, shall be deemed to be the Disclosing Party’s Confidential Information hereunder. Pulmatrix Background IP, Pulmatrix Improvement IP, NasoCalm Data and Pulmatrix’s Materials are the Confidential Information of Pulmatrix. Sensory Cloud Background IP, Sensory Cloud Improvement IP and Collaboration IP (including Program Data) are the Confidential Information of Sensory Cloud. Each Party shall receive and maintain the other Party’s Confidential Information in confidence, in accordance with the terms of this Agreement. Except to the extent that such disclosure or use is expressly permitted by the terms of this Agreement, neither Party shall disclose any Confidential Information of the other Party to any Third Party or use such Confidential Information for any purpose other than to perform its obligations or exercise its rights hereunder. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s directors and employees requiring access thereto for the purposes of this Agreement (including the Operational Plan); provided that prior to making any such disclosures, each such Person shall be bound by written agreement to obligations of confidentiality and non-use with respect to such information. Each Party agrees to take all steps reasonably necessary to prevent the inadvertent disclosure of the other Party’s Confidential Information, including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its Affiliates involved in the conduct of activities under this Agreement. Each Party shall take reasonably necessary steps to prevent the unauthorized use or disclosure of the Confidential Information of the other Party by such Party’s Affiliates, employees, consultants and contractors. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period of ten (10) years from, the termination or expiration of this Agreement.

7.2    Exclusions from Nondisclosure Obligation. The nondisclosure and nonuse obligations in Section 7.1 shall not apply to any Confidential Information to the extent that the Receiving Party can establish by competent written proof that it:

(a)    at the time of disclosure is publicly known;

(b)    after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c)    was in such Party’s possession prior to disclosure by the Disclosing Party hereunder without any obligation of confidentiality with respect to such information;

(d)    is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who has not obtained the Confidential Information either directly or indirectly from the Disclosing Party; or

(e)    is independently developed by or for such Party without reference to Confidential Information of the Disclosing Party.

Notwithstanding the foregoing: (i) the fact that certain technology becomes publicly known shall not release a Party from the obligation to keep confidential (and not use) the information that such technology is practiced (or not practiced) by the other Party; and (ii) the fact that individual features or combinations of features of a technology are or may become publicly known shall not be deemed to indicate that the overall combination is publicly known or disclosed and shall not allow the Party to whom individual features or combinations of features of a technology was disclosed under this Agreement to disclose (or practice) such individual features or combinations of features of a technology outside the scope of a license granted to such Party under this Agreement.

7.3    Permitted Disclosures. Nothing in this Article 7 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party (including NasoCalm Data) to the extent that such disclosure:

(a)    is made to Governmental Authorities or Regulatory Authorities (i) to obtain Patents as expressly permitted in this Agreement or (ii) to gain or maintain Regulatory Approvals or to Commercialize Licensed Products, in each case ((i) and (ii)); provided that (A) such disclosure is limited to the extent reasonably necessary to obtain such Patents or authorizations and the Receiving Party takes reasonable measures to obtain confidential treatment from Governmental Authorities or Regulatory Authorities, as applicable, for such information; and (B) any such disclosure shall be subject to the consent of the Disclosing Party (including with respect to Pulmatrix’s NasoCalm Data).

(b)    is made (i) to its Affiliates or Third Parties (including consultants, contractors and actual and bona fide potential sublicensees) on a need-to-know basis and solely in connection with the exercise of the Receiving Party’s rights or performance of its obligations under this Agreement (including with respect to activities conducted under the Operational Plan and Exploitation of Licensed Products) or (ii) to actual or bona fide potential acquirers (as evidenced by a bona fide term sheet) or investors or financing partners; provided that (A) Sensory Cloud, as the Receiving Party, may disclose to investors or financing partners Confidential Information of Pulmatrix the disclosure of which has been approved by Pulmatrix prior to the Effective Date, (B) unless Pulmatrix provides its consent, Sensory Cloud, as the Receiving Party, shall not have the right to disclose to any Third Party pursuant to this Section 7.3(b) any NasoCalm Data, and (C) prior to making any disclosure permitted by this Section 7.3(b), the applicable Affiliate or Third Party shall be bound by obligations of confidentiality and non-use at least as stringent in scope as those set forth in Section 7.1, except that the duration of such obligations may be for as long as can reasonably be negotiated under the circumstances, but in any case at least a duration that is commercially reasonable under the circumstances; or

(c)    is made pursuant to Section 7.4 or Section 7.5.

7.4    Required Disclosures. If the Receiving Party is required to disclose any Confidential Information of the Disclosing Party (a) pursuant to applicable Law or an order of a court of competent jurisdiction; (b) to defend litigation (meaning that the defense would not reasonably be possible if the information were not disclosed); (c) to prosecute a litigation (i) under Section 6.3 or (ii) between the Parties to establish their rights under this Agreement; or (d) to comply with the rules of the U.S. Securities and Exchange Commission, or any other securities regulators, then the Receiving Party may do so; provided that unless such disclosure takes place pursuant to clause (c)(ii) above, the Receiving Party shall (A) give advance written notice to the Disclosing Party, (B) make a reasonable effort to assist the Disclosing Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which such disclosure is required, and (C) disclose the Confidential Information solely to the extent required.

7.5    Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties (and each Party shall be deemed a Disclosing Party and a Receiving Party with respect thereto). Notwithstanding anything to the contrary herein, each Party shall be entitled to disclose the terms of this Agreement to (a) actual or bona fide potential acquirers, collaborators, underwriters, investors, lenders or other actual or bona fide potential financial partners of such Party (and counsel for the foregoing); (b) actual or bona fide potential sublicensees of such Party (and counsel for the foregoing) and (c) legal, financial, business and investment banking advisors to such Party; provided, however, that, in each case ((a)-(c)), prior to making any such disclosures, each such Person shall be bound by written agreement to obligations of confidentiality and non-use with respect to the terms of this Agreement. In addition, if required by applicable Law or the rules of a stock exchange or its applicable regulatory body on which the securities of a Party are listed (or to which an application for listing has been submitted), such Party may disclose the terms of this Agreement or a redacted copy thereof; provided that such Party shall (i) provide the other Party with reasonable advance notice of any such disclosure (including any proposed redactions, if applicable) and a reasonable opportunity to comment on such disclosure of the terms of this Agreement or propose additional redactions to such copy (to the extent confidential treatment is reasonably available under applicable Law) and (ii) if requested by such other Party, seek confidential treatment for any terms of this Agreement for which confidential treatment is reasonably available under applicable Law.

7.6    Return or Destruction of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, the Receiving Party shall return to the Disclosing Party or destroy, as the Receiving Party shall decide, all copies of the Disclosing Party’s Confidential Information at that time in the possession of the Receiving Party. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain (a) such Confidential Information (i) to the extent the Receiving Party retains a license or other right to use such Confidential Information hereunder, including for purposes of performing any continuing obligations or exercising any ongoing licenses or rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes or (ii) such Confidential Information is also the Confidential Information of the Receiving Party; and (b) any computer records or files containing such Confidential Information that have been created by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes. Any retained Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.

7.7    Publicity. The Parties shall coordinate the issuance on or before the fourth Business Day after the Effective Date of a mutually agreed press release. Neither Party shall make any announcements, statements, press releases or publications regarding this Agreement or the activities of the Parties hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless required under Section 7.4 or Section 7.5.

7.8    Publication. Each Party recognizes that the publication of papers regarding results of, and other information regarding, activities pursuant to this collaboration, including oral presentations and abstracts, may be beneficial to both Parties; provided that such publications are subject to reasonable controls to protect the Confidential Information of the Parties. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any invention disclosures or draft Patent application until such Patent application has been filed. Accordingly, a Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that includes Confidential Information of the other Party and Pulmatrix shall have the right to review and approve any paper proposed for publication by Sensory Cloud, including any oral presentation or abstract, that pertains to the NasoCalm. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a then-current copy of the paper or materials for oral presentation to the other Party at least thirty (30) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the other Party or, with respect to an Emergency Product, such shorter period as may be reasonable under the circumstances. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than ten (10) days from the date of delivery to the other Party or, with respect to an Emergency Product, such shorter period as may be reasonable under the circumstances. Failure to respond within the time periods set forth above shall be deemed approval to publish or present. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and shall withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the applicable Party to obtain Patent protection in accordance with this Agreement. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES.

8.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a)    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)    Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)    No Conflict. It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)    No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the Development of Licensed Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

(e)     Performance. Each Party’s obligations under the Agreement shall be performed with requisite care, skill and diligence, in accordance with applicable Laws and industry standards, and by individuals who are appropriately trained and qualified.

8.2    Pulmatrix Representations and Warranties. Pulmatrix hereby represents and warrants to Sensory Cloud as of the Effective Date that:

(a)    To the best of Pulmatrix’s Knowledge, the conduct of the activities by Pulmatrix contemplated under the Operational Plan shall not infringe the Patent rights of any Third Party and shall not misappropriate any trade secret of any Third Party.

(b)    Pulmatrix has not received any written notice from a Third Party alleging that an issued Patent of such Third Party would be infringed by the conduct of the activities by Pulmatrix contemplated in the Operational Plan, including the use of NasoCalm.

(c)    Pulmatrix has the full right, power and authority to grant the licenses granted under this Agreement.

(d)    To Pulmatrix’s Knowledge, with respect to any Licensed IP utilized by Pulmatrix in the conduct of activities under the Operational Plan, Pulmatrix and its Affiliates have the full right, power and authority to use such Licensed IP for such purpose and provide results of such use to Sensory Cloud as set forth in this Agreement.

(e)    Pulmatrix and its Affiliates have not previously assigned, transferred, conveyed, exclusively licensed, or otherwise encumbered its and its Affiliates right, title and interest in any Licensed IP in any manner that would prevent it from granting the licenses and rights set forth in Sections 3.1.

(f)     To Pulmatrix’s Knowledge, Pulmatrix and its Affiliates have complied with all applicable Laws, and have not failed to present all material references of which they are aware and that they have an obligation to disclose to the relevant patent offices, in connection with Pulmatrix’s filing, prosecution and maintenance of the Patents within the Licensed IP.

(g)    To Pulmatrix’s Knowledge, Pulmatrix and its Affiliates have obtained or shall obtain from all inventors of all Patents with the Licensed IP, valid and enforceable agreements assigning to Pulmatrix or its Affiliates each such inventor’s entire right, title and interest in and to all such Patents within the Licensed IP and have made or shall make any payments to inventors of Patents within the Licensed IP required by applicable Law requiring remuneration for inventions.

(h)    There is no (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Pulmatrix’s Knowledge, threatened against Pulmatrix or any of its Affiliates, in each case in connection with the Licensed IP or (ii) judgment or settlement against or owed by Pulmatrix or any of its Affiliates, in each case in connection with the Licensed IP.

(i)    To Pulmatrix’s Knowledge, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Licensed IP.

8.3    Pulmatrix Covenants. Pulmatrix hereby covenants to Sensory Cloud that Pulmatrix shall not, and shall cause its Affiliates not to, license, sell or assign to any Person (other than Sensory Cloud or its Affiliates or sublicensees or subcontractors in accordance with the terms of this Agreement) any right, title or interest in or to any intellectual property Controlled by Pulmatrix or any of its Affiliates (or agree to do any of the foregoing) in a manner that would result in a limitation on or restriction of Sensory Cloud’s ability to Exploit the Licensed Product in the Field in the Territory. Nothing in this Section 8.3 limits the second sentence of Section 11.5.

8.4    Sensory Cloud Representations and Warranties. Sensory Cloud hereby represents and warrants to Pulmatrix as of the Effective Date that:

(a)    To the best of Sensory Cloud’s Knowledge, the conduct of the activities by Sensory Cloud contemplated under the Operational Plan shall not infringe the Patent rights of any Third Party and shall not misappropriate any trade secret of any Third Party.

(b)    Sensory Cloud has not received any written notice from a Third Party alleging that an issued Patent of such Third Party would be infringed by the conduct of the activities by Sensory Cloud contemplated in the Operational Plan.

(c)    Sensory Cloud has the full right, power and authority to grant the licenses granted under this Agreement.

8.5    Condition Subsequent. Sensory Cloud represents, warrants and agrees that prior to the First Commercial Sale of a Licensed Product, and in any case prior to the date that is six (6) months after the Effective Date, it shall (a) raise the Required Funding and (b) obtain [***] Regulatory Approval by the FDA of an Emergency Product. If the conditions subsequent set forth in this Section 8.5 are not satisfied within the foregoing timeframe, Pulmatrix may terminate this Agreement pursuant to Section 10.2(a).

8.6    DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OR THAT ANY LICENSED IP SHALL ISSUE OR BE VALID OR ENFORCEABLE, OR THAT THE PERFORMANCE OF THE OPERATIONAL PLAN OR THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT PURSUANT TO THIS AGREEMENT SHALL BE SUCCESSFUL.

ARTICLE 9

INDEMNIFICATION, LIMITATION OF LIABILITY & INSURANCE

9.1    By Pulmatrix. Pulmatrix shall indemnify, defend and hold harmless (collectively, “Indemnify”) Sensory Cloud and its Affiliates and sublicensees, and each of their respective directors, officers, employees and agents (collectively, “Sensory Cloud Indemnitees”) from and against any and all liability, loss, damage, fines, penalties, or expense (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) they may suffer as the result of Third Party claims, demands and actions (collectively, “Third Party Claims”) to the extent arising out of or resulting from (a) the gross negligence, recklessness, willful misconduct, violation of applicable Law by or of any Pulmatrix Indemnitee in the performance of activities under this Agreement; (b) Pulmatrix’s breach of this Agreement including any representations, warranties and covenants under this Agreement; (c) the infringement or misappropriation of a Third Party’s Patents or Know-How to the extent such Third Party Claim is directed to the inclusion of NasoCalm in the Licensed Product; and (d) the Exploitation of any Licensed Product by any Pulmatrix Indemnitee to the extent such Third Party Claim is directed to solely the inclusion of NasoCalm in the Licensed Product, except in each case in each case ((a)-(d)), to the extent that the Losses arise out of or result from, directly or indirectly, matters for which Sensory Cloud is obligated to provided indemnification under Section 9.2.

9.2    By Sensory Cloud. Sensory Cloud hereby agrees to Indemnify Pulmatrix and its Affiliates and each of their respective directors, officers, employees and agents (collectively, “Pulmatrix Indemnitees”) from and against any and all Losses they may suffer as the result of Third Party Claims to the extent arising out of or resulting from (a) the gross negligence, recklessness, willful misconduct, violation of applicable Law by or from any Sensory Cloud Indemnitee in the performance of its activities under this Agreement; (b) Sensory Cloud’s breach of this Agreement, including any representations, warranties or covenants under this Agreement, or (c) the infringement or misappropriation of a Third Party’s Patents or Know-How to the extent such Third Party Claim (except to the extent directed to the NasoCalm component of the Licensed Product); and (d) the Exploitation of any Licensed Product by any Pulmatrix Indemnitee (except to the extent directed solely to the NasoCalm component of the Licensed Product), except in each case in each case ((a)-(c)), to the extent that the Losses arise out of or result from, directly or indirectly, matters for which Pulmatrix is obligated to provided indemnification under Section 9.1.

9.3    Procedures; Settlements. All indemnification claims in respect of a Party or any of indemnified Persons shall be made solely by such Party. The relevant Sensory Cloud Indemnitees or Pulmatrix Indemnitees shall (a) provide prompt written notice of any Third Party Claim giving rise to an indemnification obligation hereunder (and in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice), (b) permit the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third Party Claim, (c) provide reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable cost and expense, and (d) not compromise or settle such Third Party Claim without the indemnifying Party’s advance written consent. The indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole cost and expense; provided, however, that the indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim with counsel of its choice (reasonably acceptable to the indemnified Party). If the Party from whom indemnity is sought assumes the defense of a Third Party Claim, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such indemnified Party or any of its indemnitees in connection with the analysis, defense or settlement of such Third Party Claim. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the applicable indemnitee in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to Indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with this Section 9.3, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the indemnified Party may defend against such Third Party Claim; provided that the indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that it is ultimately determined that the indemnifying Party is not obligated to Indemnify the indemnified Party or its indemnitees from and against the Third Party Claim, the indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

9.4    Limitation of Liability. EXCEPT (A) IN CONNECTION WITH SECTION 3.5 (EXCLUSIVITY), (B) TO THE EXTENT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 9 (INDEMNIFICATION, LIMITATION OF

LIABILITY & INSURANCE), (C) FOR BREACH OF ARTICLE 7 (CONFIDENTIALITY; PUBLICITY) OR (D) IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES OR SUBLICENSEES SHALL BE LIABLE FOR ANY LOST PROFITS, REVENUE OR BUSINESS, OR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE.

9.5    Insurance. Each Party shall obtain and maintain insurance during the Term and for a period of at least five (5) years after the last commercial sale of any Licensed Product, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, each Party shall maintain (a) worker’s compensation insurance with statutory limits in compliance with the worker’s compensation laws of the state or states in which the Party has employees in the United States (excluding Puerto Rico), (b) employer’s liability coverage with a minimum limit of Five Hundred Thousand Dollars ($500,000) per occurrence; provided that a Party has employees in the United States (excluding Puerto Rico), and (c) general liability insurance, including products liability insurance, with a minimum limit of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage. Each Party shall notify the other Party thirty (30) days in advance of cancelation of any such insurance.

ARTICLE 10

TERM AND TERMINATION

10.1    Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue on a country-by-country and Licensed Product-by-Licensed Product basis, until there are no more payments owed Pulmatrix on such Licensed Product in such country (the longest such period of time for any Licensed Product hereunder, the “Term”). Upon there being no more such payments owed by Sensory Cloud hereunder for any such Licensed Product in such country, the license contained in Section 3.1 for such Licensed Product shall become fully-paid, royalty-free, perpetual, irrevocable and non-exclusive with respect to such Licensed Product in such country.

10.2    Termination for Material Breach or Convenience.

(a)    Material Breach.

(i)    Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured ninety (90) days following written notice from the non-breaching Party to the breaching Party specifying such material breach in reasonable detail.

(ii)    In the event that the breaching Party fails to remedy or cure the material breach within applicable cure period stated above, the other Party may terminate this Agreement immediately upon written notice.

(iii)    If there is a good faith dispute as to the existence or cure of a material breach pursuant to this Section 10.2(a), all applicable cure periods shall be tolled during the existence of such good faith dispute and no termination for a breach which is disputed in good faith shall become effective until such dispute is resolved pursuant to the process set forth in Section 11.3 and it is determined that the applicable Party has the right to terminate pursuant to this Section 10.2(a).

(b)    Convenience. Sensory Cloud may terminate this Agreement, in its entirety or with respect to one (1) or more Licensed Products, upon one hundred twenty (120) days’ prior written notice to Pulmatrix; provided that if Sensory Cloud exercises its rights under this Section 10.2(b) it shall cooperate with Pulmatrix in good faith to wind down and terminate any ongoing activities under this Agreement (including, under the Operational Plan) in an orderly manner.

10.3    Termination for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable Law.

10.4    Effects of Termination.

(a)    Effects of Termination by Pulmatrix pursuant to Section 10.2(a) or Section 10.3 or Sensory Cloud pursuant to Section 10.2(b). If Pulmatrix terminates this Agreement pursuant to Section 10.2(a) or Section 10.3 or Sensory Cloud terminates this Agreement pursuant to Section 10.2(b), the following shall apply:

(i)    All licenses granted by either Party to the other Party in Article 3 shall terminate (other than the license set forth in Section 3.2(b) with respect to Program Data in existence as of the date of termination, which shall survive termination).

(ii)    All outstanding sublicenses under any of the licenses granted by either Party to the other Party in Article 3 shall terminate unless otherwise agreed in writing by the applicable sublicensee and the Party granting the original license hereunder.

(iii)    Sensory Cloud and its Affiliates, and its and their sublicensees, shall cease all Development, Manufacturing and Commercialization activities with respect to all Licensed Products; provided that Sensory Cloud may for up to six (6) months after termination, sell any existing inventory of Licensed Products, subject to Sensory Cloud’s payment obligations under Sections 5.1 and 5.2.

(iv)    Each Party’s other rights and obligations under this Agreement (except as expressly set forth in Section 10.5 or elsewhere in this Section 10.4(a)) shall terminate.

(v)    Each Party shall, upon the written request of the other Party, return or destroy the Confidential Information of the other Party in accordance with Section 7.6.

(b)    Effects of Termination by Sensory Cloud pursuant to Section 10.2(a) or Section 10.3. If Sensory Cloud is entitled to terminate this Agreement pursuant to Section 10.2(a) (subject to applicable notice and cure periods) or Section 10.3, Sensory Cloud shall be permitted by written notice to Pulmatrix to elect to terminate this Agreement in its entirety, with the effects set forth in the foregoing Sections 10.4(a)(i)–10.4(a)(v) or, as its sole and exclusive remedy with respect to breaches by Pulmatrix, to elect to continue the effectiveness of the Agreement with the following modifications:

(i)    All licenses granted by Sensory Cloud to Pulmatrix hereunder shall terminate (other than the license set forth in Section 3.2(b) with respect to Program Data in existence as of the date of termination, which shall survive termination);

(ii)    The licenses and other rights granted by Pulmatrix to Sensory Cloud under the Licensed IP shall remain in effect in accordance with their respective terms but Sensory Cloud’s diligence obligations set forth in Section 4.6 shall terminate;

(iii)    All of Sensory Cloud’s payment obligations that have not yet accrued under Article 5 shall be reduced by fifty percent (50%) (for clarity, subject to reduction provided for this in this Section 10.4(b)(iii), all of Sensory Cloud’s obligations under Article 5 shall survive such termination under Section 10.2(a)); and

(iv)    Pulmatrix shall, upon the written request of Sensory Cloud’s, return or destroy the Confidential Information of Sensory Cloud in accordance with Section 7.6.

(v)    Notwithstanding the foregoing, if there is a good faith dispute as to the existence or cure of a material breach that would give rise to Sensory Cloud’s right to elect to continue this Agreement as modified by this Section 10.4(b), then all applicable cure periods shall be tolled during the existence of such good faith dispute and this Agreement shall continue without application of this Section 10.4(b) until such dispute is resolved pursuant to the process set forth in Section 11.3 and it is determined that Sensory Cloud has the right to terminate pursuant to Section 10.2(a).

10.5    Survival in All Cases. Notwithstanding anything contained herein to the contrary, termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition to the effects of termination set forth in Section 10.4, Articles 1 (to the extent the definitions in such Article are necessary to construe the other surviving provisions of this Agreement), Section 3.2(b), Section 4.4, Section 5.2 (solely with respect to all payment obligations that have accrued prior to the date of termination), Section 6.1, Section 10.1 (solely with respect to the last sentence), Section 10.4, Section 10.5, Section 10.6, Article 7, Article 9 and Article 11 shall survive any expiration or termination of this Agreement.

10.6    Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Agreement by Pulmatrix to Sensory Cloud are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Sensory Cloud, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against Sensory Cloud under the Bankruptcy Code, Sensory Cloud shall be entitled to a complete duplicate of, or complete access to (as Sensory Cloud deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property shall be promptly delivered to Sensory Cloud (a) upon any such commencement of a bankruptcy proceeding and upon written request by Sensory Cloud, unless Sensory Cloud elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Sensory Cloud and upon written request by Sensory Cloud. Pulmatrix (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Sensory Cloud or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist Sensory Cloud and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for Sensory Cloud to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights Sensory Cloud may have arising under the Bankruptcy Code or other applicable Law.

ARTICLE 11

MISCELLANEOUS

11.1    Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

11.2    Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the United States and the State of New York without giving effect to principles of conflicts of laws that would require the application of any other Law; provided that matters of intellectual property law shall be determined in accordance with the United States federal Law.

11.3    Dispute Resolution.

(a)    Senior Executives Discussions. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Either Party may refer any claim, controversy or dispute in connection with this Agreement to the Chief Executive Officers, or their respective designee, of the Parties for good-faith discussions over a period of not less than thirty (30) days (the “Senior Executives Discussions”). Each Party shall make its Chief Executive Officers (or designee) reasonably available for such discussions. If the Parties are unable to resolve the claim, controversy or dispute through the Senior Executives Discussions within such thirty (30) days, then such claim, controversy or dispute shall be resolved in accordance with Section 11.3(b).

(b)    Arbitration. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to Commercial Arbitration Rules of the AAA then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by single arbitrator experienced in small molecule drug development. If the Parties are unable to agree on such arbitrator within thirty (30) days after initiation of arbitration, the arbitrator shall be appointed by AAA. The place of arbitration shall be Boston, Massachusetts, and all proceedings and communications shall be in English.

(c)    Injunctive Relief. Any Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees. Each Party shall initially bear equal shares of the arbitrator’s fees and any administrative fees of arbitration, and upon the conclusion of the arbitration proceeding, the Party (or Parties) against which the decision is rendered shall reimburse the other Parties (or Party) for its or their share of the arbitrator’s fees and any administrative fees of arbitration, without limitation on an award by the arbitrator of attorneys’ fees or other costs and expenses.

(d)    Confidentiality. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(e)    Excluded Claims. As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright. For the sake of clarity, Excluded Claims shall be brought before the U.S. Patent and Trademark Office, federal courts located in the jurisdiction of the district where any of the defendants reside, or if outside the U.S., then before an appropriate regulatory or administrative body or court in the applicable country.

11.4    Entire Agreement. This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter (including the Existing Confidentiality Agreement between the Parties); provided that all “Information” disclosed or received by the Parties under the Existing Confidentiality Agreement shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

11.5    Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, whether voluntarily or by operation of law, nor may any right or obligation hereunder be assigned, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may, without consent of the other Party, assign this Agreement and all of its rights and obligations hereunder in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any permitted assignee shall, in writing to the other Party, (a) notify the other Party in writing no later than ten (10) days after such assignment takes effect, and (b) expressly assume the obligation to perform this Agreement. Any attempted assignment, delegation or transfer not in accordance with this Section 11.5 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.6    Severability. If one (1) or more of the provisions in this Agreement are deemed unenforceable by applicable Law, then such provision shall be deemed stricken from this Agreement, the Parties shall negotiate in good faith and use their reasonable efforts to mutually agree upon a valid and enforceable provision which shall be a reasonable substitute for such stricken provision in light of the intent of this Agreement, and the remaining provisions shall continue in full force and effect.

11.7    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic or pandemic; failure or default of public utilities or common carriers; and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided that the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.

11.8    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if (a) mailed by first class certified or registered mail, postage prepaid, (b) delivered by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Sensory Cloud:

Sensory Cloud, Inc. 50 Milk Street, 16th Floor
Boston, Massachusetts 02109
Attention: David Edwards

with a required copy to:

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attention: Michael J. Kendall, Esq.

If to Pulmatrix:

Pulmatrix, Inc. 99 Hayden Avenue, Suite 390
Lexington, MA 02421
Attention: Teofilo Raad

with a required copy to:

Haynes and Boone, LLP 30 Rockefeller Plaza 26th Floor
New York, New York 10012
Attention: Rick Werner, Esq. and Greg Kamer, Esq.

11.9    Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.10    Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

11.11    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”,

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (g) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (h) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval not be unreasonably conditioned, delayed or denied and be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging; provided that such writing may be exchanged by e-mail or other electronic transmission), (i) references to any specific Law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor Law, rule or regulation thereof, (j) references herein to pharmaceutical products or therapies shall include biologics and biopharmaceutical products or therapies, as applicable, and (k) the word “or” shall mean “and/or”.

11.12    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

11.13    Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. Each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation to the foregoing, all Affiliates of a Party that receive Confidential Information of the other Party in connection with any such performance by such Affiliates of the activities set forth in this Agreement (a) shall be governed and bound by all obligations set forth in Article 7, and (b) shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 6, in each case ((a) and (b)), as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions).

11.14    Counterparts. This Agreement may be executed in two (2) identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one (1) and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

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IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

SENSORY CLOUD, INC.		PULMATRIX, INC.

Sign:	/s/ David Edwards	Sign:	/s/ Teofilo Raad

Print Name:	David Edwards	Print Name:	Teofilo Raad

Title:	CEO/Founder	Title:	CEO

SIGNATURE PAGE TO RESEARCH COLLABORATION AND LICENSE AGREEMENT

EXHIBIT A

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A-1

SCHEDULE 1.69

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A-2